UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 23, 2026

Sonida Senior Living, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13445	75-2678809
(Commission File Number)	(IRS Employer Identification No.)

14755 Preston Road, Suite 810
Dallas, Texas	75254
(Address of Principal Executive Offices)	(Zip Code)

(972) 770-5600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SNDA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2026 (the “Grant Date”), the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Sonida Senior Living, Inc. (the “Company”) approved the grant of performance stock unit awards (the “PSUs”) to certain key employees, including the Company’s named executive officers, pursuant to the Company’s 2019 Omnibus Stock and Incentive Plan, as amended (the “Plan”). The PSUs are expressly conditioned upon (i) the requisite approval by the Company’s stockholders of an increase to the share reserve under the Plan (the “Plan Amendment”) on or before December 31, 2026, and (ii) the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of November 4, 2025, by and among the Company, SSL Sparti LLC, Sparti Merger Sub, Inc., CNL Healthcare Properties, Inc. (“CHP”) and CHP Merger Corp., which provides for, among other things, a business combination of the Company and CHP (the “CHP Transaction” and, together with stockholder approval of the Plan Amendment, the “Required Conditions”). The Company intends to submit the Plan Amendment for approval by the Company’s stockholders at the Company’s next annual meeting of stockholders. If either of the Required Conditions does not occur for any reason, the PSUs will automatically terminate and be forfeited in their entirety for no consideration.

The PSUs are subject to a performance period that begins on the first anniversary of the Grant Date and ends on the fourth anniversary of the Grant Date (the “Performance Period”). During the Performance Period, PSUs will be earned and become vested upon the achievement of stock price hurdles measured by reference to the volume-weighted average price per share of the Company’s common stock for thirty (30) consecutive trading days (the “Stock Price”). The PSUs are allocated across three tranches, which can be earned during the Performance Period if the Stock Price meets or exceeds $40.11, $53.48 and $66.85 per share hurdles, which represent approximately 150%, 200%, and 250%, respectively, of the reference price of the Company’s common stock in the CHP Transaction ($26.74). One-third (1/3) of the PSUs vest upon achievement of the first hurdle, two-thirds (2/3) of the PSUs vest upon achievement of the second hurdle, and one hundred percent (100%) of the PSUs vest upon achievement of the third hurdle. No partial or interpolated vesting shall occur between hurdles, and no additional shares will vest if a stock price hurdle is attained more than once. Vested PSUs will generally be settled in shares of Common Stock within thirty (30) days following the applicable measurement date on which the relevant stock price hurdle is first attained. Brandon Ribar, our Chief Executive Officer, and Kevin Detz, our Chief Financial Officer, received PSUs with respect to a maximum of 275,000 and 185,000 shares of our common stock, respectively.

In the event of a Change in Control (as defined in the Plan) prior to the end of the Performance Period, the vesting of the PSUs will be determined by reference to the per-share consideration payable in the Change in Control (the “CIC Consideration”). If the CIC Consideration falls between two hurdles, the PSU will vest at the next highest tranche above such CIC Consideration. If the CIC Consideration is below the lowest stock price hurdle, no vesting will occur as a result of the Change in Control. In addition, if a participant incurs an involuntary termination without Cause or a voluntary resignation for Good Reason (as each such term is defined in the award agreement) during the six-month period prior to a Change in Control, any then-unvested portion of the PSU will remain outstanding through the Change in Control and will vest as to any tranche with a stock price hurdle that is equal to or less than the CIC Consideration. If a participant’s employment with the Company and its subsidiaries terminates due to death or disability, 100% of the PSU will immediately become earned and vested.

Any portion of the PSU that has not vested on or before the end of the Performance Period will automatically be forfeited for no consideration. Except as otherwise provided in the award agreement with respect to death, disability or a qualifying termination in connection with a change in control, if a participant’s continuous service with the Company and its subsidiaries ends for any reason, all then-unvested PSUs will be forfeited without consideration.

The foregoing description of the PSUs is not complete and is qualified in its entirety by reference to the full text of the form of Performance Stock Unit Award Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Form of Performance Stock Unit Award Agreement pursuant to the Sonida Senior Living, Inc. 2019 Omnibus Stock and Incentive Plan.

104	Cover Page Interactive Data File-formatted as Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2026	Sonida Senior Living, Inc.

	By:	/s/ Tabitha Bailey
	Name:	Tabitha Bailey
	Title:	Senior Vice President and Chief Legal Officer